EXHIBIT 21.1

                  SUBSIDIARIES OF COMMUNITY CAPITAL CORPORATION


                                                                Other Names
        Subsidiary                  State of Incorporation  Doing Business Under
        ----------                  ----------------------  --------------------

The Bank of Barnwell County ....    South Carolina                  None


The Bank of Belton .............    South Carolina                  None


Clemson Bank & Trust ...........    South Carolina                  None


Greenwood Bank & Trust .........    South Carolina                  None


The Bank of Newberry County ....    South Carolina                  None


Community Trust Services Company    South Carolina                  None


                      SUBSIDIARY OF GREENWOOD BANK & TRUST


Community Financial Services, Inc.  South Carolina                  None